Exhibit 2.3

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
May 29, 2015
Ethicon, Inc.
Route 22 West
Somerville, NJ 08876
Attn.: Vice President, Law

Johnson & Johnson Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn.: General Counsel MD&D

Re: Project Valentine/Orkney - Allocation of Purchase Price
Ladies and Gentlemen:
Reference is made to the Stock and Asset Purchase Agreement (the “SAPA”), dated as of March 1, 2015, between Ethicon, Inc. (“Seller”) and Cardinal Health, Inc. (“Buyer”). Capitalized terms used but not defined herein have the meanings assigned thereto in the SAPA.
Each of Seller and Buyer acknowledges that (a) Seller delivered the Proposed Allocation to Buyer on April 16, 2015 and (b) Section 2.05 of the SAPA requires Buyer to raise any objection thereto no later than May 31, 2015. Seller and Buyer hereby agree that the deadline for raising any objection to the Proposed Allocation pursuant to Section 2.05 of the SAPA shall be extended from May 31, 2015 to June 15, 2015.
[Signature Pages Follow]

[Signature Page to Allocation Extension Letter]

Very truly yours,

CARDINAL HEALTH, Inc.,
By
/s/ Sam Samad
Name: Sam Samad
Title: Senior Vice President & Treasurer

Acknowledged and agreed to
as of the date set forth above:

ETHICON, INC.,
By
/s/ Alan J. Rae
Name: Alan J. Rae
Title: Vice President, New Business Development